Exhibit 99.1

CONTACT: David Foy (203) 458-5850

WHITE MOUNTAINS REPORTS

ADJUSTED BOOK VALUE PER SHARE OF $406

HAMILTON, Bermuda (July 30, 2010) — White Mountains Insurance Group, Ltd. reported an adjusted book value per share of $406 at June 30, 2010, a decrease of 1% for the quarter.

Ray Barrette, Chairman and CEO, commented, “We had an OK quarter. Adjusted book value per share declined 1%, mostly due to the impact of a strengthening dollar on WMRe Sirius that reduced our book value per share by $7.  We remain enthusiastic about our large non-U.S. dollar investment in WMRe Sirius.  Otherwise, we had small gains from investments and underwriting.  OneBeacon had a 97% combined ratio and closed the sale of its Personal Lines business on July 1, significantly reducing our investment in a business with falling returns and large catastrophe exposures.  White Mountains Re reported a 94% combined ratio, a bit elevated by $20 million of development on the Chile earthquake loss.  Esurance had an improved quarter with a 101% adjusted combined ratio and 8% premium growth. At Symetra, we are excited about Tom Marra’s appointment as CEO.  During the quarter, we repurchased $82 million of our shares at 82% of adjusted book value per share.  We continue to pursue many value enhancing opportunities, but with our shares trading at these prices, we believe buying shares back is the best use of our undeployed capital for now.”

Adjusted comprehensive loss was $67 million in the second quarter and $118 million in the first six months of 2010, compared to adjusted comprehensive income of $236 million in the second quarter and $226 million in the first six months of last year.  Net income for the second quarter was $3 million, compared to $180 million in the second quarter of last year, while net loss was $37 million in the first six months of 2010, compared to net income of $211 million in the first six months of last year.

OneBeacon

OneBeacon’s book value per share increased 1%, including dividends, in both the second quarter and the first six months of 2010. The GAAP combined ratio for the second quarter was 97% compared to 93% for the second quarter of last year, while the GAAP combined ratio for the first six months was 105% compared to 93% for the first six months of last year. The increase in the GAAP combined ratio for both periods was primarily due to large loss activity and catastrophe losses.  The second quarter and first six months of 2010 included 2 points and 6 points of catastrophe losses compared to less than 1 point of catastrophe losses in both the second quarter and first six months of last year.

Mike Miller, CEO of OneBeacon, said, “Our results for the quarter were OK.  We experienced a higher than usual level of large property claims and catastrophe losses. Importantly, we completed the sale of our Personal Lines business on July 1, a significant step in our transformation to a specialty company. The market is competitive but we are excited about the prospects for our specialty businesses.”

Net written premiums were $344 million in the second quarter and $715 million in the first six months of 2010, a decrease of 31% and 26% from the comparable periods of 2009, reflecting the sale of the non-specialty Commercial Lines business beginning with January 1, 2010 renewal dates.  Specialty Lines premiums increased by 2% for the second quarter and 8% for the first six months.

In July, OneBeacon closed the sale of its Personal Lines business to Tower Group, Inc. In the third quarter of 2010, OneBeacon will record an after-tax gain of approximately $19 million on the sale in addition to a $6 million tax benefit booked in the second quarter related to the difference between the tax basis of the companies sold to Tower and the net asset value of those entities under GAAP.

During the second quarter, OneBeacon repurchased $175 million of its senior notes at an average price of 106% of par and recognized a pre-tax loss of $10 million ($7 million after-tax) as a result.  OneBeacon’s debt-to-total capital at the end of the second quarter was 23%.

White Mountains Re

White Mountains Re’s GAAP combined ratio for the second quarter was 94% compared to 87% for the second quarter of last year, while the GAAP combined ratio for the first six months was 113% compared to 83% for the first six months of last year.

Allan Waters, CEO of White Mountains Re, said, “Our Chile loss development is disappointing.  Otherwise, we benefited from light catastrophe activity in the quarter, and our $9 million loss from the Deepwater Horizon event was within our underwriting tolerances. While we were able to grow modestly in selected lines during the first half, overall the reinsurance markets continue to be competitive and opportunities for profitable growth remain limited.”

The second quarter of 2010 included $24 million (11 points) of natural catastrophe losses, net of reinsurance and reinstatements, primarily from $20 million (9 points) of additional losses from the Chile earthquake, compared to $8 million (4 points) in the second quarter of 2009, primarily from storms in Eastern Europe. The second quarter of 2010 also included $9 million (4 points) of losses from Deepwater Horizon.  Partially offsetting these losses was $8 million (4 points) of favorable loss reserve development recorded during the second quarter of 2010, compared to minimal loss reserve development in the second quarter of 2009.  For the first six months of 2010, White Mountains Re recorded natural catastrophe losses of $147 million (34 points), including $130 million of Chile earthquake losses, and $7 million from European storm Xynthia.  For the first six months of 2009, White Mountains Re recorded $19 million (4 points) of natural catastrophe losses, primarily from European winter storm Klaus.

Net written premiums were up 8% for the quarter and 10% for the six months.  These increases are primarily due to increases in the trade credit and accident and health lines and the effects of foreign currency translation.

Esurance

Esurance’s adjusted combined ratio for the second quarter was 101% compared to 99% in the second quarter of last year, while the adjusted combined ratio for the first six months was 103% compared to 101% for the first six months of last year.  The loss and LAE ratio was 73% and 74% for the second quarter and first six months of 2010 compared to 71% and 73% in the second quarter and first six months of last year.  The increase in the loss ratio for both periods was due to a greater incidence of large injury claims, a decline in the average premium per policy on new business, and an increase in catastrophe claims, partially offset by higher favorable loss reserve development.  Favorable loss reserve development was $4 million (2 points) in the second quarter and $9 million (2 points) in the first six months of 2010 compared to $1 million of favorable loss reserve development in both the second quarter and first six months of last year.  The adjusted expense ratio was 28% for the second quarter and 29% for the first six months of 2010 compared to 28% for both the second quarter and first six months of last year.  The increase in the adjusted expense ratio in the first six months of 2010 compared to the first six months of last year was primarily due to increased advertising expenses.

Gary Tolman, CEO of Esurance, said, “We’ve had good top-line growth for the first half of the year due to strong new policy sales and higher renewal retentions.  Our new advertising campaign, launched in June, should help us continue this growth. Loss results were higher than expected in the second quarter and we have taken rate actions in a few problem states to correct the trend.  Answer Financial continues to perform well.”

Controlled premiums, which include policies sold by Answer Financial, were $1.2 billion on a trailing twelve month basis.  Controlled premiums were $282 million and $602 million in the second quarter and first six months of 2010, compared to $266 million and $565 million in the second quarter and first six months of last year.  Gross premiums written by Esurance were $194 million in the second quarter and $426 million in the first six months of 2010, an 8% increase from comparable periods of 2009.  Esurance ended the second quarter with 839,000 policies-in-force (including 324,000 policies at Answer Financial and 16,000 property policies), an increase of 80,000 from June 30, 2009.

In 2010, Esurance began reporting its expense and combined ratios on an adjusted basis, deducting referral fee revenues from acquisition expenses in order to better reflect this growing benefit, which is a by-product of our advertising expenditures.  See “Regulation G” below.

Other Operations

White Mountains’ Other Operations segment’s pre-tax loss in the second quarter and first six months of 2010 was $38 million and $52 million, compared to $38 million and $76 million in the second quarter and first six months of last year.  WM Life Re reported $9 million and $12 million of pre-tax loss in the second quarter and first six months compared to $27 million and $58 million of pre-tax loss in the second quarter and first six months of 2009.  For both periods, the improvements at WM Life Re were primarily offset by increased mark-to-market losses on the Symetra warrants and higher incentive compensation expenses.

Investment Activities

The GAAP total return on invested assets for the second quarter and first six months of 2010 was -0.8% and 0.7%, which included -1.1% and -1.4% of currency losses, compared to 4.5% and 4.3% for the second quarter and first six months of last year, which included 1.0% and 0.4% of currency gains.

Manning Rountree, President of White Mountains Advisors, said, “Our total investment portfolio was down 0.8% for the second quarter and up 0.7% for the first six months.  Dollar strengthening reduced returns by 1.1% for the second quarter and 1.4% for the first six months.  In local currencies, our fixed income portfolio was up 1.1% for the second quarter and 2.5% for the first six months.  These are good absolute returns, but we lagged longer-duration indices during the European sovereign crisis and the ensuing flight to quality.   The fixed income portfolio remains short, safe and sound.  Our equity portfolio was down 4.5% for the second quarter and 1.2% for the first six months, an excellent relative but poor absolute return.  We have made progress in deploying our cash and short-term investments, and we expect this to continue going forward.”

Capital Management

White Mountains estimates that its undeployed capital grew from over $700 million at the end of last year to about $900 million as of July 1 upon completion of the OneBeacon Personal Lines sale.  White Mountains has repurchased and retired 347,409 of its common shares for $117 million under its share repurchase program in the first six months of 2010, including $82 million in the second quarter at an average share price of $335, which was approximately 82% of White Mountains’ June 30, 2010 adjusted book value per share.

David Foy, EVP and Chief Financial Officer, commented, “At the investor day in May, I mentioned that undeployed capital would grow to $1.2 billion to $1.3 billion this year absent capital management activities.  This was accomplished as of July 1 when the OneBeacon Personal Lines transaction closed.  We have utilized about $200 million to repurchase debt at OneBeacon and over $100 million to repurchase White Mountains shares, leaving us with roughly $900 million in the consolidated organization.  We expect to continue to repurchase shares in the second half of the year.”

Additional Information

White Mountains is a Bermuda-domiciled financial services holding company traded on the New York Stock Exchange and the Bermuda Stock Exchange under the symbol WTM. Additional financial information and other items of interest are available at the company’s website located at www.whitemountains.com. White Mountains expects to file its Form 10-Q with the Securities and Exchange Commission on or before August 9, 2010 and urges shareholders to refer to that document for more complete information concerning its financial results.

Regulation G

This earnings release includes four non-GAAP financial measures that have been reconciled to their most comparable GAAP financial measures.  White Mountains believes these measures to be more relevant than comparable GAAP measures in evaluating White Mountains’ financial performance.

Adjusted book value per share is a non-GAAP financial measure which is derived by expanding the calculation of GAAP book value per share to exclude equity in net unrealized gains (losses) from Symetra’s fixed maturity portfolio.  In addition, the number of common shares outstanding used in the calculation of adjusted book value per share are adjusted to exclude unearned restricted common shares, the compensation cost of which, at the date of calculation, has yet to be amortized. The reconciliation of adjusted book value per share to GAAP book value per share is included on page 7.

Adjusted comprehensive income (loss) is a non-GAAP financial measure that excludes the change in equity in net unrealized gains (losses) from Symetra’s fixed maturity portfolio from comprehensive income (loss).  The reconciliation of adjusted comprehensive income (loss) to comprehensive income (loss) is included on page 8.

Esurance’s adjusted expense ratio and adjusted combined ratio are non-GAAP financial measures. To calculate the adjusted expense ratio and adjusted combined ratio, acquisition expenses are reduced by referral fee revenue. Referral fee revenue, which is recorded as a component of other revenues under GAAP, represents fees that Esurance receives for referring customers for whom it does not write policies to other insurance carriers.  Management believes that Esurance’s adjusted expense ratio and adjusted combined ratio are better measures to evaluate Esurance’s underwriting results than its GAAP expense ratio and GAAP combined ratio because the expenses that are incurred to acquire policyholders at Esurance, particularly advertising expenses, also lead to referral fee revenue.  The reconciliation of Esurance’s adjusted expense ratio and adjusted combined ratio to its GAAP expense ratio and GAAP combined ratio follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
GAAP expense ratio	30%	29%	31%	29%
Referral fees	(2)%	(1)%	(2)%	(1)%
Adjusted expense ratio	28%	28%	29%	28%
GAAP combined ratio	103%	100%	105%	102%
Referral fees	(2)%	(1)%	(2)%	(1)%
Adjusted combined ratio	101%	99%	103%	101%

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This earnings release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  All statements, other than statements of historical facts, included or referenced in this release which address activities, events or developments which we expect or anticipate will or may occur in the future are forward-looking statements.  The words “will,” “believe,” “intend,” “expect,” “anticipate,” “project,” “estimate,” “predict” and similar expressions are also intended to identify forward-looking statements.  These forward-looking statements include, among others, statements with respect to White Mountains’:

•                       change in adjusted book value per share or return on equity;

•                       business strategy;

•                       financial and operating targets or plans;

•                       incurred loss and loss adjustment expenses and the adequacy of its loss and loss adjustment expense reserves and related reinsurance;

•                       projections of revenues, income (or loss), earnings (or loss) per share, dividends, market share or other financial forecasts;

•                       expansion and growth of our business and operations; and

•                       future capital expenditures.

These statements are based on certain assumptions and analyses made by White Mountains in light of its experience and perception of historical trends, current conditions and expected future developments, as well as other factors believed to be appropriate in the circumstances. However, whether actual results and developments will conform to our expectations and predictions is subject to a number of risks and uncertainties that could cause actual results to differ materially from expectations, including:

•                       the risks associated with Item 1A of White Mountains’ 2009 Annual Report on Form 10-K;

•                       claims arising from catastrophic events, such as hurricanes, earthquakes, floods, fires, terrorist attacks or severe winter weather;

•                       the continued availability of capital and financing;

•                       general economic, market or business conditions;

•                       business opportunities (or lack thereof) that may be presented to it and pursued;

•                       competitive forces, including the conduct of other property and casualty insurers and reinsurers;

•                       changes in domestic or foreign laws or regulations, or their interpretation, applicable to White Mountains, its competitors or its customers;

•                       an economic downturn or other economic conditions adversely affecting its financial position;

•                       recorded loss reserves subsequently proving to have been inadequate;

•                       actions taken by ratings agencies from time to time, such as financial strength or credit ratings downgrades or placing ratings on negative watch;

•                       other factors, most of which are beyond White Mountains’ control.

Consequently, all of the forward-looking statements made in this earnings release are qualified by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by White Mountains will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on,

White Mountains or its business or operations.  White Mountains assumes no obligation to publicly update any such forward-looking statements, whether as a result of new information, future events or otherwise.

WHITE MOUNTAINS INSURANCE GROUP, LTD.

CONDENSED CONSOLIDATED BALANCE SHEETS

(millions, except share amounts)

(Unaudited)

	June 30,	December 31,	June 30,
	2010	2009	2009
Assets

Fixed maturity investments	$5,568.6	$6,101.2	$5,929.8
Short-term investments	1,663.7	2,098.4	2,023.3
Common equity securities	556.3	458.5	262.2
Convertible fixed maturity investments	196.7	233.1	300.3
Other long-term investments	404.0	341.3	405.4

Total investments	8,389.3	9,232.5	8,921.0

Cash	348.8	366.0	405.2
Reinsurance recoverable on unpaid losses	2,778.6	2,790.9	2,825.0
Reinsurance recoverable on paid losses	36.8	35.0	42.9
Insurance and reinsurance premiums receivable	861.4	785.5	986.5
Funds held by ceding companies	111.0	123.1	141.4
Investments in unconsolidated affiliates	410.0	344.8	209.0
Deferred acquisition costs	241.9	303.8	329.4
Deferred tax asset	567.3	564.0	567.5
Ceded unearned insurance and reinsurance premiums	249.3	111.1	159.2
Value of acquired business in force - Answer Financial	30.1	35.8	42.7
Accounts receivable on unsettled investment sales	87.1	27.6	10.3
Assets held for sale - OneBeacon Personal Lines transaction	655.6	—	—
Other assets	735.5	723.1	910.9

Total assets	$15,502.7	$15,443.2	$15,551.0

Liabilities

Loss and loss adjustment expense reserves	$6,643.3	$6,802.1	$6,999.8
Unearned insurance and reinsurance premiums	1,385.7	1,498.5	1,704.4
Debt	851.7	1,050.7	1,271.4
Deferred tax liability	320.9	355.3	309.4
Ceded reinsurance payable	268.8	92.0	158.6
Funds held under reinsurance treaties	80.4	97.4	55.9
Accounts payable on unsettled investment purchases	51.8	9.1	64.4
Liabilites held for sale - OneBeacon Personal Lines transaction	502.3	—	—
Other liabilities	1,237.4	1,196.6	1,135.7

Total liabilities	11,342.3	11,101.7	11,699.6

White Mountains’ common shareholders’ equity

White Mountains’ common shares and paid-in surplus	1,406.1	1,445.0	1,436.2
Retained earnings	2,108.7	2,215.9	1,956.6
Accumulated other comprehensive income (loss), after tax:
Equity in unrealized gains (losses) from investments in unconsolidated affiliates	.5	—	(1.6)
Equity in net unrealized gains (losses) from Symetra’s fixed maturity portfolio	73.8	(9.0)	(120.4)
Net unrealized foreign currency translation (losses) gains and other	(75.5)	5.5	(66.7)

Total White Mountains’ common shareholders’ equity	3,513.6	3,657.4	3,204.1

Noncontrolling interests
Noncontrolling interest - OneBeacon Ltd.	337.9	351.0	315.5
Noncontrolling interest - WMRe Group Preference Shares	250.0	250.0	250.0
Noncontrolling interest - consolidated limited partnerships and A.W.G Dewar	58.9	83.1	81.8

Total noncontrolling interests	646.8	684.1	647.3

Total equity	4,160.4	4,341.5	3,851.4

Total liabilities and equity	$15,502.7	$15,443.2	$15,551.0

(more)

WHITE MOUNTAINS INSURANCE GROUP, LTD.

BOOK VALUE AND ADJUSTED BOOK VALUE PER SHARE

(Unaudited)

	June 30,	March 31,	December 31,	June 30,
	2010	2010	2009	2009
Book value per share numerators (in millions):

White Mountains’ common shareholders’ equity	$3,513.6	$3,598.3	$3,657.4	$3,204.1
Benefits to be received from common share obligations under employee stock option plans (1)	—	—	.4	1.1
Book value per share numerator	3,513.6	3,598.3	3,657.8	3,205.2
Equity in net unrealized (gains) losses from Symetra’s fixed maturity portfolio	(73.8)	(23.8)	9.0	120.4
Adjusted book value per share numerator	$3,439.8	$3,574.5	$3,666.8	$3,325.6

Book value per share denominators (in thousands of shares):

Common shares outstanding	8,532.4	8,775.6	8,860.2	8,857.6
Common share obligations under employee stock option plans(1)	—	—	2.4	6.0
Book value per share denominator	8,532.4	8,775.6	8,862.6	8,863.6
Unearned restricted common shares	(58.6)	(69.6)	(59.1)	(76.9)
Adjusted book value per share denominator	8,473.8	8,706.0	8,803.5	8,786.7

Book value per share	$411.79	$410.04	$412.73	$361.61
Adjusted book value per share	$405.94	$410.59	$416.52	$378.48

(1) Assumes conversion of in-the-money stock options.

WHITE MOUNTAINS INSURANCE GROUP, LTD.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(millions, except per share amounts)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
Revenues:
Earned insurance and reinsurance premiums	$859.1	$898.3	$1,723.8	$1,809.7
Net investment income	57.5	77.2	118.1	138.3
Net realized and unrealized investment gains	1.8	214.9	88.8	191.6
Other revenue	10.0	28.5	41.8	45.8

Total revenues	928.4	1,218.9	1,972.5	2,185.4
Expenses:
Loss and loss adjustment expenses	554.6	528.9	1,257.8	1,072.1
Insurance and reinsurance acquisition expenses	183.0	179.8	368.0	362.0
Other underwriting expenses	100.5	128.7	216.4	244.1
General and administrative expenses	63.3	52.5	108.1	103.1
Amortization of Answer Financial purchase accounting adjustments and accretion of fair value adjustment to loss and lae reserves	5.2	6.9	10.9	14.7
Interest expense on debt	14.7	18.3	31.0	37.2

Total expenses	921.3	915.1	1,992.2	1,833.2

Pre-tax income (loss)	7.1	303.8	(19.7)	352.2

Income tax benefit (expense)	.8	(88.6)	1.0	(100.9)

Income (loss) before equity in earnings of unconsolidated affiliates	7.9	215.2	(18.7)	251.3
Equity in earnings (losses) of unconsolidated affiliates	5.3	8.6	(6.3)	9.5

Net income (loss)	13.2	223.8	(25.0)	260.8
Net income attributable to noncontrolling interests	(10.7)	(43.5)	(12.1)	(50.2)
Net income (loss) attributable to White Mountains’ common shareholders	2.5	180.3	(37.1)	210.6

Comprehensive income (loss), net of tax:
Change in equity in net unrealized gains from investments in unconsolidated affiliates	50.4	97.6	83.3	79.4
Change in foreign currency translation and other	(69.4)	57.0	(81.0)	18.0

Comprehensive (loss) income	(16.5)	334.9	(34.8)	308.0
Comprehensive income attributable to noncontrolling interests	—	(1.5)	—	(1.8)
Comprehensive (loss) income attributable to White Mountains’ common shareholders	(16.5)	333.4	(34.8)	306.2

Change in equity in net unrealized gains from Symetra’s fixed maturity portfolio	(50.0)	(97.9)	(82.8)	(79.9)

Adjusted comprehensive (loss) income	$(66.5)	$235.5	$(117.6)	$226.3

Basic earnings (loss) per common share	$.28	$20.35	$(4.24)	$23.82

Diluted earnings (loss) per common share	$.28	$20.35	$(4.24)	$23.82

Dividends declared and paid per common share	$—	$—	$1.00	$1.00

WHITE MOUNTAINS INSURANCE GROUP, LTD.

QTD SEGMENT STATEMENTS OF PRE-TAX INCOME (LOSS)

(in millions)

(Unaudited)

For the Three Months Ended June 30, 2010

	OneBeacon	WMRe	Esurance	Other	Total
Revenues:
Earned insurance and reinsurance premiums	$428.3	$221.1	$209.7	$—	$859.1
Net investment income	25.0	22.3	6.7	3.5	57.5
Net realized and unrealized investment (losses) gains	(14.4)	26.0	1.4	(11.2)	1.8
Other revenue - foreign currency translation loss	—	(13.7)	—	—	(13.7)
Other revenue - referral fee revenue	—	—	3.8	—	3.8
Other revenue - Tuckerman Fund I	—	—	—	5.3	5.3
Other revenue	(2.3)	.4	11.2	5.3	14.6

Total revenues	436.6	256.1	232.8	2.9	928.4

Expenses:
Loss and loss adjustment expenses	261.9	140.2	152.5	—	554.6
Insurance and reinsurance acquisition expenses	95.2	43.3	44.5	—	183.0
Other underwriting expenses	58.5	23.4	18.6	—	100.5
General and administrative expenses - Tuckerman Fund I	—	—	—	4.7	4.7
General and administrative expenses	6.8	6.9	9.2	35.7	58.6
Amortization of Answer Financial purchase accounting adjustments	—	—	3.1	—	3.1
Accretion of fair value adjustment to loss and lae reserves	—	2.1	—	—	2.1
Interest expense on debt	7.9	6.5	—	.3	14.7

Total expenses	430.3	222.4	227.9	40.7	921.3

Pre-tax income (loss)	$6.3	$33.7	$4.9	$(37.8)	$7.1

For the Three Months Ended June 30, 2009

	OneBeacon	WMRe	Esurance	Other	Total
Revenues:
Earned insurance and reinsurance premiums	$490.2	$210.7	$197.4	$—	$898.3
Net investment income	36.1	31.4	6.2	3.5	77.2
Net realized and unrealized investment gains	127.4	65.8	18.1	3.6	214.9
Other revenue - foreign currency translation gain	—	26.0	—	—	26.0
Other revenue - referral fee revenue	—	—	1.6	—	1.6
Other revenue - Tuckerman Fund I and II	—	7.8	—	4.3	12.1
Other revenue	1.1	1.4	11.1	(24.8)	(11.2)

Total revenues	654.8	343.1	234.4	(13.4)	1,218.9

Expenses:
Loss and loss adjustment expenses	275.7	113.7	139.5	—	528.9
Insurance and reinsurance acquisition expenses	97.0	43.2	39.6	—	179.8
Other underwriting expenses	84.3	26.1	18.3	—	128.7
General and administrative expenses - Tuckerman Fund I and II	—	8.4	—	4.3	12.7
General and administrative expenses	6.5	6.3	8.4	18.6	39.8
Amortization of Answer Financial purchase accounting adjustment	—	—	4.3	—	4.3
Accretion of fair value adjustment to loss and lae reserves	1.3	1.3	—	—	2.6
Interest expense on debt	10.1	6.5	—	1.7	18.3

Total expenses	474.9	205.5	210.1	24.6	915.1

Pre-tax income (loss)	$179.9	$137.6	$24.3	$(38.0)	$303.8

WHITE MOUNTAINS INSURANCE GROUP, LTD.

YTD SEGMENT STATEMENTS OF PRE-TAX INCOME (LOSS)

(in millions)

(Unaudited)

For the Six Months Ended June 30, 2010

	OneBeacon	WMRe	Esurance	Other	Total
Revenues:
Earned insurance and reinsurance premiums	$881.5	$433.7	$408.6	$—	$1,723.8
Net investment income	53.3	44.9	13.0	6.9	118.1
Net realized and unrealized investment gains (losses)	28.0	66.1	6.0	(11.3)	88.8
Other revenue - foreign currency translation loss	—	(20.2)	—	—	(20.2)
Other revenue - referral fee revenue	—	—	7.2	—	7.2
Other revenue - Tuckerman Fund I	—	—	—	9.4	9.4
Other revenue	4.2	13.3	22.2	5.7	45.4

Total revenues	967.0	537.8	457.0	10.7	1,972.5

Expenses:
Loss and loss adjustment expenses	595.6	358.4	303.8	—	1,257.8
Insurance and reinsurance acquisition expenses	196.6	84.8	86.6	—	368.0
Other underwriting expenses	132.7	44.8	38.9	—	216.4
General and administrative expenses - Tuckerman Fund I	—	—	—	8.7	8.7
General and administrative expenses	14.5	14.2	17.5	53.2	99.4
Amortization of Answer Financial purchase accounting adjustments	—	—	6.7	—	6.7
Accretion of fair value adjustment to loss and lae reserves	—	4.2	—	—	4.2
Interest expense on debt	17.0	13.4	—	.6	31.0

Total expenses	956.4	519.8	453.5	62.5	1,992.2

Pre-tax income (loss)	$10.6	$18.0	$3.5	$(51.8)	$(19.7)

For the Six Months Ended June 30, 2009

	OneBeacon	WMRe	Esurance	Other	Total
Revenues:
Earned insurance and reinsurance premiums	$978.0	$438.1	$393.6	$—	$1,809.7
Net investment income	58.0	60.8	12.3	7.2	138.3
Net realized and unrealized investment gains	121.5	45.7	21.8	2.6	191.6
Other revenue - foreign currency translation gain	—	31.4	—	—	31.4
Other revenue - referral fee revenue	—	—	3.6	—	3.6
Other revenue - Tuckerman Fund I and II	—	20.1	—	10.5	30.6
Other revenue	10.5	.1	23.0	(53.4)	(19.8)

Total revenues	1,168.0	596.2	454.3	(33.1)	2,185.4

Expenses:
Loss and loss adjustment expenses	563.7	223.6	284.8	—	1,072.1
Insurance and reinsurance acquisition expenses	192.9	90.6	78.5	—	362.0
Other underwriting expenses	157.0	50.3	36.8	—	244.1
General and administrative expenses - Tuckerman Fund I and II	—	19.9	—	10.5	30.4
General and administrative expenses	12.0	13.5	17.6	29.6	72.7
Amortization of Answer Financial purchase accounting adjustment	—	—	9.6	—	9.6
Accretion of fair value adjustment to loss and lae reserves	2.7	2.4	—	—	5.1
Interest expense on debt	21.0	13.1	—	3.1	37.2

Total expenses	949.3	413.4	427.3	43.2	1,833.2

Pre-tax income (loss)	$218.7	$182.8	$27.0	$(76.3)	$352.2

WHITE MOUNTAINS INSURANCE GROUP, LTD.

SUMMARY OF GAAP RATIOS AND PREMIUMS

(Dollars in millions)

(Unaudited)

	Three Months Ended June 30, 2010				Six Months Ended June 30, 2010
OneBeacon	Specialty	Personal	Run-off	Total	Specialty	Personal	Run-off	Total
GAAP Ratios
Loss and LAE	60%	67%	57%	61%	59%	76%	81%	68%
Expense	37%	30%	41%	36%	38%	33%	41%	37%
Combined	97%	97%	98%	97%	97%	109%	122%	105%

Net written premiums	$237.8	$113.5	$(7.4)	$343.9	$498.1	$225.0	$(7.7)	$715.4
Earned premiums	$241.2	$118.4	$68.7	$428.3	$477.1	$241.2	$163.2	$881.5

	Three Months Ended June 30, 2009				Six Months Ended June 30, 2009
OneBeacon	Specialty	Personal	Run-off	Total	Specialty	Personal	Run-off	Total
GAAP Ratios
Loss and LAE	46%	67%	64%	56%	39%	78%	66%	57%
Expense	39%	32%	39%	37%	39%	30%	38%	36%
Combined	85%	99%	103%	93%	78%	108%	104%	93%

Net written premiums	$233.6	$137.9	$126.4	$497.9	$463.1	$269.6	$234.6	$967.3
Earned premiums	$224.3	$146.1	$119.8	$490.2	$440.0	$296.3	$241.7	$978.0

	Three Months Ended		Six Months Ended
	June 30,		June 30,
White Mountains Re	2010	2009	2010	2009
GAAP Ratios
Loss and LAE	64%	54%	83%	51%
Expense	30%	33%	30%	32%
Combined	94%	87%	113%	83%

Gross written premiums	$241.2	$224.0	$703.3	$624.3
Net written premiums	$206.9	$191.7	$549.0	$501.0
Earned premiums	$221.1	$210.7	$433.7	$438.1

	Three Months Ended		Six Months Ended
	June 30,		June 30,
Esurance	2010	2009	2010	2009
Adjusted Ratios (1)
Loss and LAE	73%	71%	74%	73%
Expense	28%	28%	29%	28%
Combined	101%	99%	103%	101%

Gross written premiums	$194.2	$180.6	$426.3	$394.8
Net written premiums	$193.5	$180.1	$424.8	$393.7
Earned premiums	$209.7	$197.4	$408.6	$393.6

(1) Adjusted expense and combined ratios include acquisition expenses net of referral fee revenue

(end)